DUPLICATE

Lease No. 3266
1st Renewal

Northwest Territories and Nunavut Mining Regulations

MINING LEASE

THIS INDENTURE made in duplicate this.........28th.............day of

.....April.........., A.D. 2008.

BETWEEN **HER MAJESTY THE QUEEN** in right of Canada, as represented herein by the Minister of the Department of Indian Affairs and Northern Development, hereinafter called "the Minister"

OF THE FIRST PART

AND

AVALON VENTURES LTD., a body corporate, incorporated under the Laws of British Columbia, having its head office in the City of Toronto, Ontario, hereinafter called "the Lessee"

OF THE SECOND PART

WITNESSES THAT in consideration of the rental, royalty, covenants and agreements hereinafter reserved and contained and subject to the Northwest Territories and Nunavut Mining Regulations, as they may be amended, revised or substituted from time to time, hereinafter called "the Regulations", Her Majesty grants unto the Lessee for a term of twenty-one years commencing on the **2nd day of March, 2008,** exclusive licence to search for, win and take all minerals within the meaning of the Regulations in, upon or under the mineral claims described as follows:

> The whole of Lot 1007, Quad 085I02 (NTS 085I01 and 085I02) in the Northwest Territories as shown on a plan of survey number 71097 in the Legal Surveys Division, Department of Natural Resources at Ottawa, said Lot being otherwise known as NB 80-85 (claim tag numbers B54680 to B54685), NB 88-98 (claim tag numbers B54688 to B54698), NB 105-107 (claim tag numbers B54705 to B54707), and NB 146-167 (claim tag numbers B54746 to B54767) mineral claims and containing 2,100.00 acres (849.84 hectares) more or less.

YIELDING AND PAYING THEREFORE unto Her Majesty an annual rental of **$4,200.00**, (the receipt of the rent for the first year of the term being hereby acknowledged) and an annual royalty as provided by the Regulations.

The LESSEE covenants that it will comply with the provisions of the Regulations, and any amendments to the Regulations, or acts or regulations passed in substitution of the Regulations, and with all acts, orders or regulations that now or at any time in the future prescribe, relate to or affect the rights and obligations of the lessee.

If the Lessee fails to pay the rents reserved herein or any royalty prescribed by the Regulations, within the times stated therein, or observe or perform any covenant, term or condition herein contained, the Minister of Indian Affairs and Northern Development may give notice to the Lessee by registered mail addressed to its last known address on record with the Mining Recorder that if the default is not remedied within 60 days from the date of notice, the Lease may be terminated.

The Lessee will indemnify and save harmless Her Majesty against and from all actions, suits, proceedings, costs, charges, expenses, claims, demands, damages, matters and things whatsoever and by whomsoever made, sustained, brought or prosecuted, in any manner based upon, occasioned by or attributable to anything done, suffered or omitted by the Lessee, its servants or agents, in the exercise or purported exercise of the rights granted to it herein.

No remedy herein conferred upon or reserved to the Lessor is intended to be exclusive of any other remedy herein or by law provided, but such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now and thereafter existing at law or in equity.

THE PARTIES hereto agree that this indenture enures to the benefit of, and is binding upon, Her Majesty, Her Heirs and Successors, and the Lessee, its successors and assigns.

IN WITNESS whereof the Director, Mineral & Petroleum Resources, Northwest Territories, Department of Indian Affairs and Northern Development on behalf of the Minister has hereunto set his hand and seal and **Avalon Ventures Ltd.** has hereunto affixed its corporate seal attested to by its proper officers in that behalf.

Signed, Sealed and Delivered
in the Presence of

Jennifer Pond

Director, Mineral & Petroleum Resources
Northwest Territories
Department of Indian Affairs
and Northern Development

Signed, Attested to and
Delivered by the

Donald S. Bubar
President + CEO

Print Name and Title of Officer

Avalon Ventures Ltd.

(Seal)

Mary Quinn
Corporate Secretary

Print Name and Title of Officer

Avalon Ventures Ltd.